Exhibit (d)(7)

Schedule A

to the

Sub-Advisory Agreement

by and among

Climate Finance Partners LLC

and

Krane Funds Advisors, LLC

As of March 2, 2022

Fund Name:

KraneShares Global Carbon Strategy ETF

KraneShares European Carbon Allowance Strategy ETF

KraneShares California Carbon Allowance Strategy ETF

KraneShares Global Carbon Offset Strategy ETF

Schedule B

to the

Sub-Advisory Agreement

by and among

Climate Finance Partners LLC

and

Krane Funds Advisors, LLC

As of March 2, 2022

Fund	Fee
KraneShares Global Carbon Strategy ETF KraneShares European Carbon Allowance Strategy ETF KraneShares California Carbon Allowance Strategy ETF KraneShares Global Carbon Offset Strategy ETF	The Adviser shall pay the Sub-Adviser thirty-two (32%) percent of the Net Revenue received by the Adviser from the Fund. Net Revenue is defined for these purposes as gross revenue to the Adviser for Funds listed under Schedule A hereto – (minus) gross fund-related expenses (including any waiver by the Adviser of its compensation under the Advisory Agreement and any reimbursements by the Adviser of the Fund’s expenses).